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------
FORM 5
------

/X/ Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION                      -------------------------------------
    longer subject to                       WASHINGTON, DC 20549                                           OME APPROVAL
    Section 16. Form                                                                           -------------------------------------
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OME Number: 32350362
    obligations may                                                                            -------------------------------------
    continue. See            Filed pursuant to Section 16(a) of the Securities                 Expires: PENDING
    Instruction 1(b)                         Exchange Act of 1934,                             -------------------------------------
/X/ Form 3 Holdings                  Section 17(a) of the Public Utility                       Estimated average burden
    Reported                 Holding Company Act of 1935 or Section 30(f) of                   hours per response................1.0
/X/ Form 4                              the Investment Company Act                             -------------------------------------
    Transactions                                   of 1940
    Reported


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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting Person(s) to
     St. Helaine, Denis                           Harmony Trading Corp. (HRMY)                  Issuer (Check all applicable)
-------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for    ----              ---
                                                  Number of Reporting        Month/Year        X  Officer (give    Other (Specify
275 St. Jacques St. West                          Person (Voluntary)        December 2001     ----        title ---       below)
-------------------------------------------                               -----------------               below)
          (Street) Suite 36                    5. If Amendment,                                CFO
         Montreal, Quebec CAN                     Date of Original                          ----------
                            H2Y1MA                (Month/Year)                               7. Individual of Joint/Group Filing
-------------------------------------------                                                      (Check Applicable Line)
(City)           (State)           (ZIP)         -------------------                         X
                                                                                             -- Form Filed by One Reporting Person
                                                                                             -- Form Filed by more than 1 Reporting
                                                                                                Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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None
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                       (Print or Type Responses)                                        (Bulletin No. 177, 10-15-97)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Denis St. Helaine          20 Feb 02
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                -------------------------------  ----------
                                                                                         **Signature of Reporting Person      Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                               (Bulletin No. 177, 10-15-97)
